Exhibit 99.1

JOINT FILING STATEMENT

In accordance with Rule 13-d1 (k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to Ordinary Shares of KongZhong Corporation, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statements on Schedule 13G.

Dated: October 10, 2008

YUNFAN ZHOU

By:	/s/ Yunfan ZHOU
Name:	Yunfan ZHOU
Title:	Sole Shareholder, Mobileren Inc.

MOBILEREN INC.

By:	/s/ Yunfan ZHOU
Name:	Yunfan ZHOU
Title:	Director, Mobileren Inc.